United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 15, 2008

Prospect Medical Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

10780 Santa Monica Blvd., Suite 400
Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 943-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 20, 2008, our Compensation Committee awarded a total of 1,956,250 options to purchase Common Stock to Samuel S. Lee in connection with his employment as our Chief Executive Officer, the Chief Executive Officer and sole Manager of our Alta Hospital Systems, LLC subsidiary, and an officer of certain of our other subsidiaries. A total of 500,000 of the options were awarded to Mr. Lee under our 2008 Omnibus Equity Incentive Plan (the “Plan”), of which 113,634 options were issued as incentive stock options and 386,366 options were issued as non-qualified stock options. The remaining 1,456,250 options were awarded to Mr. Lee outside of the Plan as non-qualified stock options and were granted subject to stockholder approval. All such options have a five-year term. The options issued under the Plan have vested or will vest one-third on the date of grant, one-third on March 19, 2009, and one-third on March 19, 2010. The options issued outside of the Plan vested or will vest 833,333 on the date of grant, 311,459 on March 19, 2009, and 311,458 on March 19, 2010.

On August 15, 2008, all of the conditions were satisfied for an award under the Plan of 200,000 shares of restricted stock to our Chief Financial Officer, Mike Heather. This award was previously approved by our Compensation Committee subject to stockholder approval of the Plan and American Stock Exchange listing of the shares issuable under the Plan. Two-thirds of the shares were vested at the time of issuance and the final third will vest on June 14, 2009.

On August 20, 2008, our Compensation Committee awarded 10,000 options to Donna Vigil in connection with her employment as our Vice President of Finance. The options were issued as incentive stock options and have a five-year term. The options will vest one-third on August 20, 2009, one-third on August 20, 2010, and one-third on August 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC.

	By:	/s/ MIKE HEATHER
Mike Heather
Chief Financial Officer

Dated: August 26, 2008